Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement is entered into on May 29, 2014, between Christine Lindenmuth, an individual, Paul Morina, an individual (each, a “Seller” and collectively, the “Sellers”), and Hometown International, Inc., a Nevada corporation (the “Buyer”).

RECITALS

A.	Sellers are the members of Your Hometown Deli Limited Liability Company, a New Jersey limited liability company (the “Company”);

B.	Each of Sellers own 50% membership interest, and together own 100% membership interest in the Company (the “Membership Interest”); and

C.	Sellers desire to sell and Buyer desires to purchase the Membership Interest in accordance with the terms of this Agreement.

In consideration of the mutual promises, representations, warranties and covenants contained in this Agreement, the parties agree as follow:

1.	Purchase and Sale of Membership Interest. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell to Buyers, Sellers’ Membership Interest in the Company. In consideration thereof, Buyer agrees to issue to each of the Sellers 2,500,000 shares, for a total of 5,000,000 shares (the “Shares”) of common stock of the Buyer.

2.	Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the place and time agreed by the parties, on the business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement (the “Closing Date”), provided, however, that the Closing Date shall be no later than June 30, 2014. At the Closing, Sellers will deliver to Buyer the Assignment of the Membership Interest in the form attached as Exhibit A and Buyer will deliver to Seller the Shares as provided in Paragraph 1 of this Agreement.

3.	Representations and Warranties of Sellers. Each of Sellers represents and warrants to Buyer as of the date of this Agreement and as of the Closing that:

a.	Each of Sellers has full power and authority to execute and deliver this Agreement and to perform Seller’s obligations under it, and that this Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and consideration.

b.	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will constitute a default under or require any notice under any agreement to which Seller is a party or by which Seller is bound.

c.	Each of Sellers holds of record, and owns beneficially, the Membership Interest, free and clear of any restrictions on transfer, taxes, securities interests, options, warrants, purchase rights, contracts, commitments, equities, claims or demands.

4.	Representation and Warranties of Buyer. Buyer represents and warrants to Sellers as of the date of this Agreement and as of the Closing that:

a.	Buyer has full power and authority to execute and deliver this Agreement and to perform Buyer’s obligations under it, and that this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and consideration.

b.	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute a default under or require any notice under any agreement to which Buyer is a party or by which Buyer is bound.

5.	Investment Intent of Buyer. Buyer acknowledges that the Membership Interest has not been, and will not be, registered under the Securities Act of 1933, as amended, or under any state securities laws, and is being sold in reliance upon federal and state exemptions for transactions not involving any public offering. Further, Buyer is acquiring the Membership Interest solely for Buyer’s own account for investment purposes only, and not with a view to further sale or distribution. Buyer is a sophisticated investor with knowledge and experience in business and financial matters and has received the information concerning the Company and the Membership Interest as Buyer requires or desires in order to evaluate the merits and risks inherent in owning the Membership Interest. Buyer is able to bear the economic risk and lack of liquidity inherent in owing the Membership Interest.

6.	Closing Covenants and Conditions. Each of the parties will use their reasonable best efforts to take all actions and to do all things necessary to consummate and make effective the transactions contemplated by this Agreement. In furtherance thereof, each of Sellers will use its best efforts to obtain the consents of the other members of the Company to the sale of the Membership Interest contemplated by this Agreement in the time and manner required by the applicable law. Sellers will use their best efforts to cause the Company to permit Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations to the Company, to all premises, properties, personnel, books, records, and contracts of and pertaining to the Company. Buyer will treat and hold such information in strict confidence and will not use any of this information except in connection with this Agreement, and, if this Agreement is terminated for whatever reason, Buyer will return to the Company all such information and any and all copies.

The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

a.	The representations and warranties made by Seller in this Agreement are correct in all material respects at the Closing;

b.	Each of Sellers has performed and complied with all of Seller’s covenants made in this Agreement in all material respects at the Closing; and

c.	There shall not be any injunction, judgment, order, decree, ruling, charge, or matter in effect that prevents or may prevent consummation of any of the transactions contemplated by this Agreement.

7.	Nonassignability. This Agreement shall not be assignable by any party without the prior written consent of the other party.

8.	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

9.	Entire Agreement. This Agreement, including any attached exhibits, embodies the entire agreement and understanding of the Parties with respect to its subject matter and supersedes all prior discussions, agreements and undertakings between the parties.

The parties have executed this Agreement on the date listed on the first page.

SELLERS:

/s/ Chrstine Lindenmuth	/s/ Paul Morina
Christine Lindenmuth	Paul Morina

BUYER:

Hometown International, Inc.

/s/ Paul Morina
Paul Morina, President

EXHIBIT A

FORM OF ASSIGNMENT OF MEMBERSHIP INTEREST

YOUR HOMETOWN DELI LIMITED LIABILITY COMPANY

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto Hometown International Inc., a Nevada corporation, all of the undersigned’s right, title and interest in and to Your Hometown Deli Limited Liability Company, a New Jersey limited liability company (the “LLC”), including, without limitation, all of the undersigned’s ownership and/or membership interests in the LLC. This assignment shall be effective as of the date set forth below. Hereafter, the undersigned shall neither be a member nor an owner of the LLC and shall have no right to receive from the LLC any share of profits, losses and/or distributions (including, without limitation, any right of return from the LLC upon its dissolution) to which the undersigned would otherwise be entitled absent this instrument.

Dated: May 29, 2014

[Name]